Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Statement of Additional Information dated October 17, 2005, constituting part of this Post-Effective Amendment No. 6 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 11, 2005, relating to the Statement of Assets and Liabilities dated October 7, 2005 and the Statement of Changes in Net Assets from June 28, 2005 (date of inception) to October 7, 2005 of John Hancock Funds
II: U.S. Multi Sector Fund, which appears in such Statement of Additional Information dated October 17, 2005, and to the incorporation of our report into the Prospectus dated July 24, 2006, which constitutes part of this Registration Statement. We also consent to the references to our Firm under headings "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information dated October 17, 2005.



PricewaterhouseCoopers LLP
Boston, Massachusetts
May 24, 2006